Exhibit 3.1

 CERTIFICATE OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION, AS AMENDED

OF

SECOND SIGHT MEDICAL PRODUCTS, INC.

Gregg Williams and Scott Dunbar hereby certify that:

1.               They are the Chairman of the Board and Secretary, respectively, of Second Sight Medical Products, Inc. (the “Corporation”), a California corporation, with California Entity Number 2536744.

2.               Article III of the Restated Articles of Incorporation, as amended, of this Corporation is hereby amended to read in its entirety as follows:

“The corporation is authorized to issue two classes of shares to be designated Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of Common Stock that the corporation is authorized to issue is three hundred million (300,000,000). In all matters that may become before the corporation’s shareholders, each share of Common Stock shall entitle its holder to one vote.

The total number of shares of Preferred Stock that the corporation is authorized to issue is ten million (10,000,000).

With consent of the shareholders, the shares of Preferred Stock may be issued from time to time in one or more series as determined by the corporation’s Board of Directors, which is authorized to designate all pricing, voting, dividend, conversion and other rights, and preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors, and filed with the California Secretary of State as required by the General Corporation law of the State.

Upon the close of business on the date of filing of this Third Certificate of Amendment with the California Secretary of State (the “Effective Time”) each three (3) shares of Common Stock then issued and outstanding, or held by the corporation as treasury stock immediately prior to the Effective Time shall automatically and without any further action by the corporation or the holder thereof, be reclassified, combined, changed, converted and reconstituted into one (1) validly issued share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a shareholder would otherwise be entitled as a result of the Reverse Stock Split, the corporation shall pay such holder a cash amount, without interest, equal to the fraction to which such shareholder would otherwise be entitled multiplied by (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the effective date of the Reverse Split, and (ii) the closing price of the common stock as reported on The Nasdaq Capital Market on the date immediately preceding the Effective Time, as adjusted for the split ratio. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been reclassified and combined pursuant to this Amendment.”

3.               The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the board of directors.

4.               The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. At the record date for the meeting at which such approval occurred, the Corporation had only one class of shares designated – Common Stock, and the number of outstanding shares entitled to vote with respect to the foregoing amendment was 39,409,176. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required of each class entitled to vote is a majority (greater than 50%) of the issued and outstanding shares.

The undersigned, Gregg Williams and Scott Dunbar, declare this 27th day of July 2022, at the City and County of Los Angeles, California under penalty of perjury under the laws of the State of California that each has read the foregoing certificate, each knows the contents thereof and that the matters set forth in this certificate are true and correct of his own knowledge.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:
Gregg Williams
Chairman of the Board

By:
Scott Dunbar
Secretary

THIRD CERTIFICATE OF AMENDMENT TO RESTATED ARTICLES OF

INCORPORATION OF SECOND SIGHT MEDICAL PRODUCTS, INC.